ROSETTA RESOURCES INC. REPLACES 245% OF ITS
PRODUCTION IN 2006

HOUSTON, February 20, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) announced today that its total proved oil and natural gas reserves as of December 31, 2006 were 407.8 billion cubic feet of gas equivalents (Bcfe), consisting of 390.2 Bcfe of natural gas and 2.9 million barrels of crude oil and condensate. The year end 2006 reserve number increased 14% over the year end 2005 number of 359 Bcfe, primarily due to organic drilling activity. The increase in 2006 proved reserves of 82 Bcfe includes 76 Bcfe from organic means and represents a 245% reserve replacement. The year end proved SEC pre-tax PV10 number for the company was $801 million using a flat average natural gas price of $5.84 per Mcf and an oil price of $58.82 per Bbl. This number does not include the year end PV10 of the company’s hedging program of $75 million. The year end reserve number excludes 23.4 Bcfe of proved reserves associated with the properties that have not yet been conveyed to Rosetta by Calpine. The pre-tax SEC PV10 value of these properties was $53 million at year end.

The estimated standardized measure of discounted future net cash flows from Rosetta’s proved reserves at December 31, 2006 was $721.7 million. The following table reconciles the pre-tax PV10 to the standardized measure.

Proved Reserves as of December 31, 2006
Rosetta
Oil, Condensate, including Natural Gas Liquids (MMBls)	2,930
Natural Gas (MMcf)	390,178
Total Mmcfe	407,759
Estimated Future Net Revenue Before Income Taxes ($M)	2,452,344
Present Value of Estimated Future Net Revenue Before Income Taxes (Discounted 10% Annum), “PV10” ($M)	800,674
Income Taxes (Discounted 10% Annum) ($M)	79,007
Standardization Measure of Discounted Future Net Cash Flows ($M)	721,667

Rosetta’s capital expenditures were $240 million in 2006, including $35 million for acquisitions, most of which were made near the end of the year, and did not contribute significantly to 2006 production. The company’s overall finding cost was $2.93 per Mcfe for 2006. The organic finding cost for the year, excluding 2006 property acquisitions and the associated reserves, was $2.70/Mcfe.

Rosetta’s production for 2006 increased to 33.4 Bcfe for an average rate of 92 MMcfe/d. This equates to a 26% increase versus the 73 MMcfe/d reported for the second half of 2005, the first six months that Rosetta was a stand-alone entity.

The company drilled 142 gross and 120 net wells in 2006 with a success rate of 85%. The majority of this drilling was in the Sacramento Basin, South Texas, and the DJ Basin. At the beginning of 2006, Rosetta had approximately 560 drilling locations. During the year, the company added over 110 new locations, which still leaves over 530 locations for future growth at year end 2006.

2006 Activity
In the Sacramento Basin, the company drilled 23 wells, two of which went deep to the Winters formation. In the Winters Zone, the Welch 13 well was productive and is still producing at its original rate of 3 MMcf/d. The other Winters test, Wilcox 14, tested wet (though petrophysical analyses indicated gas pay), and is still being evaluated. Air drilling technology was applied successfully to the low pressure Emigh and Hamilton reservoirs establishing higher gas rates. In the southern part of the Rio Vista field, the company drilled five wells, with initial rates ranging from 1 to 5 MMcfe/d, and is extending the productive acreage south. A 12 square mile 3D seismic program was shot over this area and is now being processed. In addition, the company acquired 16,400 net acres around the Rio Vista field to generate additional prospects. The company’s current Sacramento Basin well location inventory is over 110.

Rosetta drilled 26 wells in the Lobo on its acreage which is covered by 320 square miles of seismic and acquired an additional 10,000 net acres for future prospects. Recent drilling in the Lobo is resulting in gross post frac rates, ranging from 3 to 7 MMcfe/d per well. These wells are expected to decline rapidly down to 1.5 MMcfe/d per well in 12 months. The company currently has 90 Lobo locations remaining, which should increase as the new acreage is evaluated and additional 3D seismic is shot on the current acreage not covered by 3D.

In the Perdido trend, five horizontal wells were drilled in 2006 and an additional two wells were being completed at year end. Perdido horizontal wells have initial post frac production rates of 14 to 16 MMcfe/d but decline rapidly to 2 MMcfe/d in 12 months. The company has over 50 locations remaining in this play.

In the Federal Offshore area, the company expects significant production increases in 2007. Three blocks are expected to come on-stream during the year; Grand Isle 72, Main Pass 118 and Main Pass 29, which are expected to contribute net production of approximately 10 MMcfe/d in 2007. The company drilled two dry holes in 2006, Main Pass #117 and South Timbalier 252#1. However, Rosetta acquired three excellent new prospects in a 2006 lease sale, and plans to drill the first prospect in 2007.

In the DJ Basin Niobrara Play, the company acquired 33,600 net acres, shot 61 square miles of 3D seismic and drilled 46 wells in 2006. The new wells have 7 MMcfe/d of production capacity and will be tied-in during the second quarter. Rosetta has approximately 200 remaining locations to drill in this play on existing acreage.

Hedging Update
The company increased hedge volumes to 65 MMbtu/day for the April-December 2007 period. This includes 55 MMbtu/day of fixed price swaps at an average price of $7.79/MMbtu and 10 MMbtu/d of price collars with floor and caps of $7.19/$10.03 MMbtu respectively. For 2008, 50 MMbtu/d of fixed price swaps are currently in place at an average price of $7.62/MMbtu.

2007 Guidance
For 2007 the company has an approved capital budget of $250 million for organic growth and expects to produce 45.6 Bcfe, or an average of 125 MMcfe/d, which is a 36% increase from 2006 volumes. Rosetta expects to drill 195 wells in 2007.

Rosetta Chairman and CEO, B.A. Berilgen, said, “We are very pleased with our double digit growth in both production and proved reserves through organic means. Rosetta’s success in our core areas, and our newly generated prospects, have set the foundation for continued growth for the company.”

Conference Call
A conference call to discuss the results is planned for Wednesday, February 21, 2007 at 9:00 a.m. (CST). To participate in the call, dial (800) 819-9193. A listen-only broadcast will also be provided over the Internet. Simply go to the “Investor Relations” section at http://www.rosettaresources.com.

About the Company
Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Cautionary Statements
The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, such as drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. These risks are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone:  713-335-4008
Fax:  713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com